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                                                                    EXHIBIT 99.6


[LOGO]
CATALINA
MARKETING
CORPORATION                                                                NEWS

================================================================================

IMMEDIATE RELEASE                           CONTACT: Philip B. Livingston
                                                     Senior Vice President and
                                                     Chief Financial Officer
                                                     813-579-5006

                                                     Bruce Valentine
                                                     Treasurer
                                                     813-579-5210


                         CATALINA MARKETING CORPORATION
                          REPORTS FIRST QUARTER RESULTS



ST. PETERSBURG, Florida, July 16, 1998 - Catalina Marketing Corporation (NYSE:
POS) today announced that for the first quarter ended June 30, 1998, earnings per share increased to 35 cents from 30 cents reported for the comparable period a year ago. The company's quarterly net income was $6.7 million on total revenue of $56.8 million, compared to net income of $5.6 million on revenue of $46.7 million in the June, 1997 quarter. The company's first quarter revenue increased 22 percent over the prior year's quarter.

George W. Off, Chief Executive Officer, commented, "The quarter was in line with our expectations. Growth in our core domestic business and stronger international performance were key factors driving incremental profit for the period."

Other highlights for the quarter included the following:

- Total revenue in the core domestic business increased 17 percent over the year-ago level as average revenue per store grew by 11 percent relative to the June, 1997 quarter.

- Earnings before interest, taxes, depreciation and amortization ("EBITDA") increased 14 percent to $18.0 million from $15.7 million for the year-ago quarter, and grew 27 percent to $82.3 million (on a pro forma basis) for the trailing twelve month period ended June 30, 1998.

- During the quarter the company increased its core domestic installed base by 268 stores on a net basis, resulting in a total installed base of 11,432 stores. Internationally, the company's installed base increased by 84 outlets to 1,456 stores due to expansion in the company's UK and France businesses.

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-        Health Resource Publishing Company added 336 stores on a net basis, finishing the quarter with an installed base of 2,256 pharmacy outlets. Installation activity under the company's Rite-Aid contract was a key factor propelling the company across the 2,000-store mark.

-        With over 1,000,000 visitors per month, SuperMarkets Online, Inc.
         continued to build upon its position as a leader in Internet consumer packaged goods promotions. Over 40 packaged goods manufacturers are now participating in ValuPage programs involving 114 product categories. ValuPage offers can now be accepted in over 7,000 supermarkets within the Catalina Marketing Network(R). Consisting of customized shopping lists of offers that consumers can access through www.valupage.com, ValuPage provides packaged goods manufacturers with a secure Internet coupon solution that leverages the in-store, scanner-based Catalina Marketing Network.

- On July 13 the company announced it had acquired Market Logic, Inc., a marketing firm specializing in the development and fulfillment of sophisticated, customized direct marketing programs for retailers. In reference to the acquisition, Daniel D. Granger, President and Chief Operating Officer, commented, "By joining the Catalina team, Market Logic will enhance our offerings of loyalty marketing services and expand our ability to help retailers with frequent shopper programs."

- Net income for the quarter included pre-tax losses from domestic new business ventures of $1.6 million, or five cents per share after tax. Such losses were flat compared to the June, 1997 quarter.

Based in St. Petersburg, Florida, Catalina Marketing Corporation provides a menu of in-store electronic marketing programs to over 150 consumer goods companies. The company's purchase-based, individually customized communications and promotions reach more than 150 million U.S. shoppers in over 11,400 supermarkets via the Catalina Marketing Network(R). The company's businesses include Catalina Marketing Services, which markets the company's core electronic marketing programs in the U.S.; Catalina Marketing International, which operates Network programs in the UK, France, and Japan; Health Resource Publishing Company, which delivers targeted incentives and advertising through customized newsletters to pharmacy customers based on prescription purchases; and SuperMarkets Online, Inc., a secure coupon vehicle which distributes promotions via the World Wide Web.



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                         CATALINA MARKETING CORPORATION
                             Selected Financial Data
                    (in thousands, except per share amounts)

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
                                                        THREE MONTHS
  PERIODS ENDED JUNE 30                              1998          1997

         Revenue                                  $ 56,834       $ 46,659

         Direct Operating Expenses                  23,550         18,033

         Selling, General and Administrative        15,305         12,896

         Depreciation and Amortization               6,404          5,691

         Income from Operations                     11,575         10,039

         Interest Income/(Expense) and Other           (28)          (393)

         Provision for Income Taxes                  4,809          4,009

         Net Income                               $  6,738       $  5,637

         DILUTED:

         Earnings Per Share                       $   0.35       $   0.30

         Weighted Average Shares Outstanding        19,033         19,072


         BASIC:

         Earnings Per Share                       $   0.36       $   0.31

         Weighted Average Shares Outstanding        18,530         18,330

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                               Selected Other Data

--------------------------------------------------------------------------------

                                                                   JUNE 30,
                                                               1998       1997
BALANCE SHEET AND CASH FLOW (IN THOUSANDS):

       Cash                                                  $24,674    $ 3,017

       Stockholders' Equity                                   97,705     65,510

       Twelve Month EBITDA                                    78,844     63,175

       Twelve Month EBITDA (Pro forma)*                       82,339     64,605


U.S. CHECKOUT COUPON BUSINESS:

        Number of Stores at Quarter End                       11,432     10,832

        Net Stores Installed During Quarter                      268         87

        Promotions Printed During Quarter (in millions)          607        597

        Weekly Shopper Reach at Quarter End (in millions)        153        147

INTERNATIONAL CHECKOUT COUPON BUSINESS:

        Number of Stores at Quarter End                        1,456      1,057

        Net Stores Installed During Quarter                       84        116

        Promotions Printed During Quarter (in millions)           91        106

        Weekly Shopper Reach at Quarter End (in millions)         23         20


* Pro forma EBITDA for the twelve months ended June 30, 1998 excludes $3.5 million in expense associated with the shutdown of Mexican operations during the quarter ended December 31, 1997. Comparably, pro forma EBITDA for the twelve months ended June 30, 1997 excludes the effect of $1.4 million in expense ($2.0 million less $0.6 million in depreciation expense) incurred in shutting down the company's electronic coupon clearing operation during the fourth quarter of fiscal year 1997.





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